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                                                                    EXHIBIT 4.18
[NBD LOGO]             COLLATERAL ASSIGNMENT OF PATENT


This Agreement is entered into on September 26, 1998, between , a whose address is 18860 West Ten Mile Road, Southfield, Michigan 48075 ("Borrower"), and NBD BANK, a Michigan banking corporation whose address is 611 Woodward Avenue, Detroit, Michigan 48226 ("Bank").

Borrower has executed and delivered to Bank a Revolving Business Credit Note dated September 26, 1998, in the aggregate principal amount of SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000) ("Note"). To induce Bank to provide the credit evidenced by the Note, Borrower has agreed to assign to Bank certain patent rights.

Therefore, the parties agree as follows:

1. To secure the payment of all of Borrower's debt to the Bank of any kind ("Liabilities") whenever and however such Liabilities may arise or may have arisen (including interest, costs, expenses, and reasonable attorney's fees accruing to or incurred by Bank in collecting the Liabilities or in the protection, maintenance, or liquidation of the Patents, as defined below), Borrower grants, assigns and conveys to Bank all its right, title, and interest in and to the patent applications and patents listed in Schedule A (collectively called "Patents"), including (a) all proceeds (such as, by way of example, license royalties and proceeds of infringement suits), (b) the right to sue for past, present and future infringements, (c) all rights relating to the Patents throughout the world, and (d) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part of the Patents.

2.       Borrower covenants and warrants that:

         (A) The Patents are subsisting and have not been adjudged invalid or unenforceable, in whole or in part;

         (B) To the best of Borrower's knowledge, each of the Patents is valid and enforceable and Borrower has notified Bank in writing of all prior art (including public uses and sales) of which it is aware;

         (C) Borrower is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each of the Patents, free and clear of any liens, charges and encumbrances, including, without limitation, pledges, assignments, licenses, shop rights, and covenants by Borrower not to sue third persons; and


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         (D) Borrower has the unqualified right to enter into this Agreement and perform its terms and has entered and will enter into written agreements with each of its present and future employees, agents, and consultants which will enable it to comply with the covenants contained in this Agreement.

Except as specifically set forth above, Borrower does not warrant that the Patents might not be declared invalid if challenged in court.

3. Borrower agrees that until all of the Liabilities have been satisfied in full, it will not, without Bank's prior written consent, enter into any agreement (for example, a license agreement) which is inconsistent with Borrower's obligations under this Agreement.

4. If, before the Liabilities have been satisfied in full, Borrower (a) obtains rights to any new patentable inventions or (b) becomes entitled to the benefit of any patent application or patent for any reissue, division, continuation, renewal, extension, or continuation-in-part of any Patent or any improvement on any Patent, then the provisions of paragraph 1 shall automatically apply to it and Borrower shall give to Bank prompt notice thereof.

5. Borrower authorizes Bank to modify this Agreement by amending Schedule A to include any future patents and patent applications which are Patents under paragraph 1 or paragraph 4 of this Agreement.

6. Unless and until there shall have occurred and be continuing an Event of Default as defined in the Note ("Event of Default"), Bank grants to Borrower the exclusive, nontransferable right and license under the Patents to make, have made for it, use and sell the inventions disclosed and claimed in the Patents for Borrower's own benefit and account and for none other. Without the prior written consent of Bank, Borrower agrees not to sell or assign its interest in, or grant any sublicense under, the license granted to Borrower in this paragraph 6.

7. If any Event of Default shall have occurred and be continuing, Borrower's license under the Patents as set forth in paragraph 6 shall terminate immediately, and the Bank shall have, in addition to all other rights and remedies given to it by this Agreement, those allowed by law and the rights and remedies of a secured party under the Uniform Commercial as enacted in any jurisdiction in which the Patents may be located. Without limiting the generality of the foregoing, the Bank may immediately, without demand of performance and without other notice or demand whatsoever to Borrower (except as set forth below), all of which are hereby expressly waived, and without advertisement, sell at public or private sale or otherwise realize upon the whole or from time to time any part of the Patents, or any interest which the Borrower may have in them, and after deducting from the proceeds of sale or other disposition of the Patents all expenses (including all reasonable expenses for brokers' fees and legal services), shall apply the residue of such proceeds toward the payment of the Liabilities. Any remainder of the proceeds after payment in full of the Liabilities shall be paid over to the Borrower. Notice of any sale or other disposition of the Patents shall be given to Borrower at least five (5) days before the time of any intended public or private sale or other disposition of the Patents is to be made, which



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Borrower agrees shall be reasonable notice of such sale or other disposition. At any such sale or other disposition, any holder of the Note, or the Bank, may, to the extent permissible under applicable law, purchase the whole or any part of the Patents sold, free from any right of redemption on the part of Borrower, which right is waived and released.

8. If any Event of Default shall have occurred and be continuing, Borrower authorizes and empowers Bank to appoint any officer or agent of Bank, as Bank may select in its exclusive discretion, as Borrower's true and lawful attorney-in-fact, with the power to endorse Borrower's name on all applications, documents, papers and instruments necessary for Bank to use the Patents, or to grant or issue any exclusive or nonexclusive license under the Patents to any third person, or necessary for Bank to assign, pledge, convey or otherwise transfer title in or dispose of the Patents to any third person. Borrower ratifies all that such attorney shall lawfully do or cause to be done by virtue of this Agreement. This power of attorney shall be irrevocable for the life of this Agreement.

9. At such time as Borrower shall completely satisfy all of the Liabilities, this Agreement shall terminate and Bank shall execute and deliver to Borrower all deeds, assignments and other instruments as may be necessary or proper to re-vest in Borrower full title to the Patents, subject to any disposition thereof which may have been made to Bank pursuant to this Agreement.

10. Any and all fees, costs, and expenses, of whatever kind or nature, including the filing or recording of any documents (including all taxes in connection therewith) in public offices, the payment or discharge of any taxes, counsel fees, maintenance fees, encumbrances, or costs incurred in protecting, maintaining or preserving the Patents, or in defending or prosecuting any actions or proceedings arising out of or related to the Patents, shall be borne and paid by Borrower on demand by Bank and until so paid shall be added to the principal amount of the Liabilities and shall bear interest at the highest rate prescribed in the Note.

11. Borrower shall have the duty, through counsel acceptable to Bank, to prosecute diligently any patent applications of the Patents pending as of the date of this Agreement, or thereafter, until the Liabilities have been paid in full, to make application on unpatented but patentable inventions and to preserve and maintain all rights in patent applications and patents of the Patents, including without limitation the payment of all maintenance fees. Any expenses incurred in connection with such an application shall be borne by Borrower. The Borrower shall not abandon any right to file a patent application, or any pending patent application or patent without the consent of the Bank.

12. Borrower shall have the right, with the written consent of Bank, to bring suit in its own name and to join Bank, as necessary, as a party to such suit, so long as Bank is satisfied that such joinder will not subject it to any risk of liability, to enforce the Patents and any licenses under them. Borrower shall promptly, upon demand, reimburse and indemnify Bank for all damages, costs and expenses, including legal fees, incurred by Bank pursuant to this paragraph 12.



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13.      No course of dealing between Borrower and Bank, nor any failure to exercise, nor any delay in exercising, on the part of Bank, any right, power or privilege under this Agreement or the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege under this Agreement or under the Note preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

14. All of Bank's rights and remedies with respect to the Patents, whether established by this Agreement, by any other agreements, or by law, shall be cumulative and may be exercised singularly or concurrently.

15. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid and unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction.

16. This Agreement is subject to modification only by a writing signed by the parties, except as provided in paragraph 5.

17. This Agreement shall be binding on and inure to the benefit of the respective successors and permitted assigns of the parties.

18. The validity and interpretation of this Agreement and the rights and obligations of the parties shall be governed by the laws of the State of Michigan.

Executed on the date first written above.

BANK:                                       BORROWER:

NBD Bank                                    American Dental Technologies, Inc.


By:      /s/ JAMES L. WOLFINGTON            By:   /s/ BEN J. GALLANT
         -----------------------                  --------------------------
         James L. Wolfington                      Ben J. Gallant
Its:     Vice President                     Its:  President
         -----------------------                  --------------------------






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



                                 ACKNOWLEDGMENT

State of Michigan
County of Oakland

         The foregoing instrument was acknowledged before me on September 26, 1998 by James L. Wolfington, a Vice President of NBD Bank.



                              /s/ VIRGINIA B. NEEF
                              --------------------------------
                              Notary Public, Oakland County, MI
                              My Commission Expires: 04-10-00




                                 ACKNOWLEDGMENT

State of Michigan
County of Oakland

         The foregoing instrument was acknowledged before me on September 26, 1998 by Ben J. Gallant the President of American Dental Technologies, Inc.


                             /s/ NANCY GILLIE BARRON
                             ---------------------------------
                             Notary Public, Oakland County, MI
                             My Commission Expires: 12-19-2000






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                                   SCHEDULE A


Schedule A to Collateral Assignment of Patent dated September 26, 1998, between American Dental Technologies, Inc., a Delaware corporation whose address is 18860 W. Ten Mile Road, Southfield, Michigan 48075 ("Borrower"), and NBD BANK, a Michigan banking corporation, whose address is 611 Woodward Avenue, Detroit, Michigan ("Bank").



          Application or                                                        Registration
                Mark No.                         Country                         Filing Date

              4,940,411                            U.S.                              April 24, 1989
              5,055,048                            U.S.                              March 15, 1990
              4,635,897                            U.S.                              March 29, 1985
              4,708,534                            U.S.                           February 18, 1986
              4,733,503                            U.S.                                 May 1, 1986
              4,893,440                            U.S.                                May 19, 1989
              5,122,060                            U.S.                                May 28, 1991
              5,123,845                            U.S.                                May 28, 1991
              5,180,304                            U.S.                            December 6, 1991
              5,207,576                            U.S.                              April 25, 1989
              5,228,852                            U.S.                              March 31, 1992
              5,232,367                            U.S.                           February 12, 1992
              5,257,935                            U.S.                              April 25, 1989
              5,275,561                            U.S.                               April 3, 1992
              5,275,564                            U.S.                           February 12, 1992
              5,324,200                            U.S.                            December 6, 1991
              5,330,354                            U.S.                              March 27, 1992
              5,334,019                            U.S.                            December 6, 1991
              5,342,198                            U.S.                                May 10, 1993
              5,350,299                            U.S.                              March 25, 1993
              5,507,739                            U.S.                               June 15, 1992
              5,525,058                            U.S.                               July 19, 1994
              5,621,745                            U.S.                            December 7, 1994
              5,746,596                            U.S.                               June 10, 1996
              5,748,655                            U.S.                            February 7, 1996
              5,752,829                            U.S.                              August 1, 1994
              5,759,031                            U.S.                                June 3, 1996







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